                                            Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Fourth Quarter and Fiscal 2025 Results; Provides 2026 Outlook

Fourth Quarter Net Sales increased 3.8%, or 2.5% Organic increase
Fiscal 2025 Net Sales decreased 1.3%, or 1.3% Organic decrease
Fiscal 2025 GAAP EPS $0.53, Adjusted EPS $2.52
Returned $120 Million to Shareholders via Dividends and Share Repurchases for Fiscal Year 2025

Shelton, Conn - November 13, 2025 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its fourth fiscal quarter 2025 and fiscal year ended September 30, 2025.

Executive Summary
•Fourth quarter net sales were $537.2 million, an increase of 3.8% compared to the prior year quarter. Full year net sales were $2,223.5 million, a decrease of 1.3% compared to the prior year.
•Organic net sales increased 2.5% for the quarter and decreased 1.3% for the full year. (Organic basis excludes the impact from currency movements.)
•GAAP Diluted net (Loss) Earnings Per Share ("EPS") were $(0.66) for the quarter and $0.53 for the fiscal year.
•Adjusted EPS were $0.68 for the quarter, and $2.52 for the fiscal year, inclusive of an $0.48 unfavorable impact from currency movements for the full fiscal year.
•Ended the fourth quarter with $225.7 million in cash on hand, access to an additional $279.5 million under the Company’s U.S. revolving credit facility available and a net debt leverage ratio of 3.9x.
•The Board of Directors declared a cash dividend of $0.15 per common stock on November 13, 2025 for the fourth quarter. The Board of Directors also issued a new share repurchase authorization for up to $100 million, on November 13, 2025.
•Returned $119.5 million to shareholders in the form of $90.2 million in share repurchases and $29.3 million of dividends in the fiscal year.
•As announced in a separate release, the Company has reached a definitive agreement to sell its Feminine Care business to Essity, a leading global health and hygiene company based in Sweden, for $340 million.
The Company reports and forecasts results on a GAAP and non-GAAP basis and has reconciled non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See non-GAAP Financial Measures for a more detailed explanation, including definitions of various non-GAAP terms used in this release. All comparisons used in this release are for the same period in the prior fiscal year unless otherwise stated.

“Fiscal 2025 was a year of challenge and transformation. While both external and internal pressures impacted our results, we exited the year with encouraging momentum—marked by improving sales and market share trends and a revitalized brand portfolio,” said Rod Little, Edgewell’s President and Chief Executive Officer. International markets continued to deliver durable growth, we made meaningful strides in driving further productivity and advanced our innovation agenda with consumer-led launches across key regions. As we enter fiscal 2026, we’re focused on execution, margin recovery, and delivering sustainable shareholder value. Importantly, we believe Edgewell now has the team, structure, and capabilities in place to return to organic sales growth in 2026, with accelerated growth in the second half of 2026 and into 2027. Our decision to divest the Feminine Care business marks a pivotal step in transforming Edgewell into a more focused, agile and consumer-driven personal care company.”
Fiscal 4Q 2025 Operating Results (Unaudited)
Net sales were $537.2 million in the quarter, an increase of $19.6 million, or 3.8%, including a $6.7 million, or 1.3% favorable impact from currency movements. Organic net sales increased $12.9 million, or 2.5%. Organic growth in international markets was 6.9%, largely driven by both volume and price gains, seen across Wet Shave, Feminine Care, and Sun & Skin Care. Organic sales declined in North America by 0.6%, as volume gains were more than offset by increased promotional levels in Sun & Skin Care.
Gross profit was $208.6 million, as compared to $212.8 million in the prior year quarter. Gross margin as a percent of net sales was 38.8%,a decrease of 230-basis points. Adjusted gross margin as a percent of net sales decreased 330-basis points, to 39.3% in the quarter, inclusive of approximately 120-basis points of negative impact from currency movements. At constant currency, adjusted gross margin decreased 210-basis points. Productivity savings of approximately 80-basis points and favorable absorption of 60-basis points were more than offset by approximately 180-basis points of unfavorable mix and other, 100-basis points from tariffs, 45-basis points from core inflations, and 25-basis points from increased promotional levels (net of pricing).

Advertising and sales promotion expense ("A&P") was $50.5 million, or 9.4% of net sales, an increase of $6.4 million, compared to $44.1 million, or 8.5% of net sales in the prior year quarter.

Selling, general and administrative expense ("SG&A") was $112.0 million, or 20.8% of net sales, as compared to $109.2 million, or 21.1% of net sales in the prior year quarter. Adjusted SG&A was 19.7% of net sales, compared to 20.5% in the prior year quarter which was primarily driven by lower incentive compensation expense and the impact of higher net sales, partly offset by higher people and consulting expenses and unfavorable currency impacts.
The Company recorded pre-tax restructuring and related costs in support of cost efficiency and effectiveness programs of $18.9 million in the quarter.
The Company recorded a non-cash goodwill impairment charge of $51.1 million in the quarter for the Feminine Care reporting unit as a result of the announcement that we entered into an asset purchase agreement to divest the Feminine Care business.
Operating (loss) income, was a loss of $36.3 million, or 6.8% of net sales, inclusive of a $5.3 million, or 110-basis points impact from negative currency movements, compared to income of $20.4 million, or 3.9% of net sales in the prior year quarter. Adjusted operating income was $40.3 million, or 7.5% of net sales, compared to $56.0 million, or 10.8% of net sales in the prior year quarter. The decrease in adjusted operating income margin was primarily attributable to lower gross margin and higher brand investment.
Interest expense associated with debt was $14.8 million, compared to $17.5 million in the prior year quarter. The decrease in interest expense was primarily the result of higher capitalized interest for projects with capital expenditures, partially offset by higher borrowing levels on the Company’s U.S. revolving credit facility.
Other (income) expense, net was expense of $2.1 million compared to income of $2.5 million in the prior year quarter. Currency hedge and remeasurements losses were $2.0 million in the current quarter, compared to a gain of $4.0 million in the prior year quarter. The current year quarter included $0.8 million of other expense. Adjusted other (income) expense, net was expense of $2.9 million compared to income of $2.5 million in the prior year quarter.
The effective tax rate for fiscal 2025 was a benefit of (7.3)% compared to an expense of 18.5% in the prior year period. The fiscal 2025 effective tax rate reflects a tax benefit on net income primarily due to favorable unusual items including restructuring and intangible asset impairment charges as well as more favorable discrete items compared to prior year period. The adjusted effective tax rate for fiscal 2025 was 15.8%, compared to 20.3%. from the prior fiscal year.
GAAP net (loss) earnings were a loss of $30.6 million or $0.66 per diluted share compared to income of $8.8 million or $0.17 per diluted share in the prior year quarter. Adjusted net earnings were $31.9 million or $0.68 per share, inclusive of a $0.19 unfavorable currency impact, compared to $35.8 million or $0.72 per share in the prior year quarter. Adjusted EBITDA was $59.4 million, inclusive of a $11.2 million unfavorable currency impact, compared to $78.9 million in the prior year quarter.
Net cash provided by operating activities was $118.4 million for fiscal 2025, compared to $231.0 million in the prior year period. The decrease in cash provided by operating activities was largely driven by changes in net working capital and lower earnings.

Fiscal 4Q 2025 Operating Segment Results (Unaudited)
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Net sales increased $3.7 million, or 1.2%. Organic net sales decreased $2.4 million or 0.8%, as growth in international markets, driven by higher volumes and price, was more than offset by volume declines and increased promotional levels in North America. Segment profit decreased $9.2 million, or 14.8%, including an unfavorable impact from currency of $4.7 million, or 7.6%. Organic segment profit decreased $4.5 million, or 7.2%, as lower gross margins were partly offset by lower marketing expenses.
Sun and Skin Care (Sun Care, Men’s and Women’s Grooming Products, and Wet Ones)
Net sales increased $15.3 million, or 11.5%. Organic net sales increased $14.7 million, or 11.1%, driven by volume growth, partially offset by higher promotional spend (net of pricing). Segment profit decreased $9.0 million, or 64.3%, including an unfavorable impact from foreign currency of $0.4 million, or 2.9%. Organic segment profit decreased $8.6 million, or 61.4%, driven by lower gross margin and higher marketing and SG&A expenses.
Feminine Care (Tampons, Pads, and Liners)
Net sales increased $0.6 million, or 0.9% with minimal currency impact, largely driven by growth in Liners and Tampons. Segment profit decreased $1.4 million, or 22.6%. Organic segment profit decreased $1.2 million, or 19.4%, primarily driven by lower gross profit, partially offset by lower SG&A expenses.

Fiscal 2025 Operating Results (Unaudited)
Net sales were $2,223.5 million, a decrease of $30.2 million, or 1.3%. Organic net sales decreased 1.3%. International markets delivered organic growth of 3.5%, driven by higher volumes and increased pricing. North America declined 4.4%, primarily attributable to lower volumes in Wet Shave, Feminine Care, and Sun Care, partially offset by growth in Skin Care and Grooming.
Gross Profit was $924.9 million, compared to $955.7 million in the prior year. Gross margin as a percent of net sales was 41.6%, a decrease of 80-basis points compared to the prior year period. Adjusted gross margin decreased 110-basis points, inclusive of 90-basis points from unfavorable currency movements, as productivity savings of approximately 270-basis points was more than offset by 150-basis points of unfavorable core inflation, inclusive of tariffs, 75-basis points of unfavorable mix and other, 45-basis points from increased promotional levels (net of pricing), and 20-basis points of unfavorable absorption.
A&P was $246.7 million, an increase of $14.7 million, or 6.3% from the prior year. A&P as a percent of net sales increased to 11.1% from 10.3% in the prior year.
Selling, general and administrative expense ("SG&A") was $425.0 million, or 19.1%, of net sales, as compared to $430.1 million, or 19.1%, of net sales in the prior year. Adjusted SG&A as a percent of net sales was 18.6% as compared to 18.5% in the prior year, as lower incentive compensation expense and legal costs were offset by higher people and corporate project expenses.
The Company recorded pre-tax restructuring and related costs of $53.1 million, consisting largely of severance, project implementation and other exit costs in support of cost efficiency programs. This includes $34.0 million related to certain operational and organizational steps designed to streamline the Company’s operations and supply chain by consolidating its current Mexico operations in Obregon and Mexico City into a single facility in Aguascalientes, Mexico. The Company also recorded $0.5 million in acquisition and integration costs related to the Billie acquisition.
Operating income, was $96.6 million, or 4.3% of net sales, inclusive of $21.4 million unfavorable impact from currency movements, compared to $199.3 million, or 8.8% of net sales, in the prior year. Adjusted operating income was $219.1 million, or 9.9% of net sales, compared to $267.2 million, or 11.9%, of net sales in the prior year. The decrease in adjusted operating income margin was attributable to lower gross margin and higher brand investment, partially offset by lower SG&A.
GAAP net earnings were $25.4 million or $0.53 per diluted share compared to $98.6 million or $1.97 per diluted share in the prior year period. Adjusted net earnings were $120.4 million or $2.52 per share, inclusive of a $0.48 unfavorable impact from currency movements, compared to $153.0 million or $3.05 per share in the prior year period. Adjusted EBITDA was $301.0 million, inclusive of a $30.3 million unfavorable currency impact, compared to $353.0 million in the prior year.

Capital Allocation
On November 13, 2025, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the fourth fiscal quarter of fiscal 2025. The dividend will be payable on January 8, 2026 to shareholders of record as the close of business on December 4, 2025. During the fourth quarter of fiscal 2025, the Company paid dividends totaling $6.9 million to stockholders.
For fiscal 2025, the Company completed share repurchases of 2.8 million shares at a cost of $90.2 million. As of September 30, 2025, the Company had 0.2 million shares of common stock available for repurchase in the future under the Board’s 2018 authorization. On November 13, 2025, the Board of Directors issued a new share repurchase authorization for up to $100 million, superseding the prior authorization.

Full Fiscal Year 2026 Financial Outlook
The Company is providing the following outlook assumptions for fiscal 2026. The outlook provided does not reflect the planned divestiture of Feminine Care. Adjustments to this outlook will be provided, post close of the transaction.

•Reported net sales are expected to increase in the range of approximately 0.5% to 3.5%
◦Includes an estimated 150-basis point positive impact from foreign currency changes
•Organic net sales are expected to be in the range of a 1% decrease to a 2% increase
~~•~~GAAP EPS is expected to be in the range of $1.10 to $1.50
◦Includes: Restructuring and related costs*, Sun Care reformulation, Other costs
•Adjusted EPS is expected to be in the range of $2.15 to $2.55
◦Includes an estimated $0.28 per share favorable impact from foreign currency changes.
◦Adjusted gross margin is expected to increase approximately 60-basis points, inclusive of $37 million in gross tariffs, or $25 million, after cost mitigation
◦Adjusted operating margin is expected to decrease approximately 50 basis points, reflecting 70-basis points from higher A&P investment in the current year and 30-basis points from increased SG&A expense reflecting lower incentive compensation in the prior year.
•Adjusted EBITDA is expected to be in the range of $290 to $310 million
•Other Expense, net is expected to be approximately flat, inclusive of interest income of $2 million
•Adjusted effective tax rate is expected to be approximately 21% to 22%
•Capital expenditures expected to be in the range of approximately 3.0% to 3.5% of net sales
•Free cash flow is expected to be approximately $115 to $145 million

* In fiscal 2026, the Company is taking specific actions to strengthen its operating model, simplify the organization and improve manufacturing and supply chain efficiency through restructuring and repositioning actions, including the further consolidation of Wet Shave operations. As a result of these actions, the Company expects to incur pre-tax charges of approximately $49 million for the full fiscal year, of which approximately $19 million of the charges are expected to be in the first quarter.
Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a re-play will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs. This release includes references to the Company's website and references to additional information and materials found on its website. The Company's website and such information and materials are not incorporated by reference in, and are not part of, this release.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick®, Wilkinson Sword® and Billie® men's and women's shaving systems and disposable razors; Edge and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,700 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of Edgewell Personal Care Company or any of our businesses. You should not place undue reliance on these statements. These forward-looking statements include, but are not limited to, statements concerning our expectations regarding our future results of operations and financial condition; our product offerings; our ability to attract and retain customers; our strategy, including our anticipated disposition of Feminine Care, actions taken to strengthen our operating model, and steps we are taking towards streamlining our operations and supply chain; our expectations regarding execution priorities, margin recovery, and delivering shareholder value; our ability to drive organic sales growth in fiscal 2026 and beyond; our expectations regarding consumer demand; the effect of macroeconomic factors, including supply chain disruptions, tariffs, and inflationary pressures; anticipated trends, growth rates, and challenges in our business and in the markets in which we operate. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. You should not place undue reliance on these statements.

In addition, risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include, but are not limited to, the following: our ability to compete in products and prices, as well as costs, in an intensely competitive industry; the loss of any of our principal customers or changes in the policies of our principal customers; our inability to design and execute a successful omnichannel strategy; our ability to attract, retain and develop key personnel; fluctuations in the price and supply of raw materials and costs of labor, warehousing and transportation; the impact of seasonal volatility on our sales, financial performance, working capital requirements and cash flow; the ability to successfully manage evolving global financial risks, including tariffs, foreign currency fluctuations, currency exchange or pricing controls and localized volatility; our level of indebtedness and the various covenants related thereto, and to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payment; our ability to effect future repurchases of our common stock; the ability to successfully execute and integrate any new business acquisitions; impacts from any loss of our principal customers or changes in the policies or strategies of our customers; our failure to maintain our brands’ reputation and successfully respond to changing consumer habits and perceptions of certain ingredients, negative perceptions of packaging, lack of recyclability or other environmental attributes; our access to capital markets and borrowing capacity; impairment of our goodwill and other intangible assets; the ability to successfully manage the financial, legal, reputational and operational risks associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; risks associated with our international operations; our ability to effectively integrate acquired companies and successfully manage divestiture activities; our ability to successfully implement our cost savings initiatives, including rationalization or restructuring efforts; the ability to rely on and maintain key Company and third-party information and operational technology systems, networks and services and maintain the security and functionality of such systems, networks and services and the data contained therein; the ability to successfully achieve, maintain or adjust our environmental or sustainability goals and priorities; the ability to successfully manage current and expanding regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, manufacturing processes, intellectual property, labor and employment, antitrust, privacy, cybersecurity and data protection, artificial intelligence, tax, the environment, due diligence, risk oversight, accounting and financial reporting) and to resolve new and pending matters within current estimates; the ability to adequately protect our intellectual property rights; product quality and safety issues, including recalls and product liability; losses or increased funding and expenses related to our pension plans; and the other important factors described in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and

Exchange Commission (the “SEC”) on November 14, 2024 and in Item 1A. Risk Factors of Part II of the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 7, 2025, as may be updated by the Company’s filings with the SEC from time to time.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items which are considered by the Company as unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2026 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures:
•The Company utilizes “adjusted” non-GAAP measures including gross margin, SG&A, operating income, operating margin, effective tax rate, net earnings (loss), earnings (loss) per share, EBIT, EBITDA, and other (income) expense to internally make operating decisions.

◦Constant currency measures are calculated by removing the impact of translational and transactional foreign currencies changes, net of foreign currency hedges compared to the prior year. Transactional foreign currency changes are driven by foreign legal entities’ transactions not denominated in local currency.
•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. For the period ended September 30, 2025, organic net sales and organic segment profit exclude the impact of changes in foreign currency.
◦Segment profit will be impacted by fluctuations in translation and transactional foreign currency. The impact of currency was applied to segments using management’s best estimate.
•Free cash flow is defined as net cash from operating activities, less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt is defined as Gross debt less cash. Net debt leverage ratio is defined as net debt divided by trailing twelve month adjusted EBITDA.

Basis of Presentation. The financial results included herein represent the most current information available to management and are preliminary until the Company’s Annual Report on Form 10-K is filed with the SEC. Actual results may differ from these preliminary results and are subject to the completion of year-end accounting procedures and adjustments and the audit of the Company’s consolidated financial statements.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024
Net sales	$537.2	$517.6	$2,223.5	$2,253.7
Cost of products sold	328.6	304.8	1,298.6	1,298.0
Gross profit	208.6	212.8	924.9	955.7

Selling, general and administrative expense	112.0	109.2	425.0	430.1
Advertising and sales promotion expense	50.5	44.1	246.7	232.0
Research and development expense	15.8	16.3	57.6	58.4
Restructuring charges	15.5	22.8	47.9	35.9
Impairment charges	51.1	—	51.1	—
Operating (loss) income	(36.3)	20.4	96.6	199.3

Interest expense associated with debt	14.8	17.5	73.2	76.5
Other expense (income), net	2.1	(2.5)	(0.2)	1.9
(Loss) earnings before income taxes	(53.2)	5.4	23.6	120.9
Income tax (benefit) provision	(22.6)	(3.4)	(1.8)	22.3
Net (loss) earnings	$(30.6)	$8.8	$25.4	$98.6

(Loss) earnings per share
Basic	$(0.66)	$0.18	$0.53	$1.98
Diluted	$(0.66)	$0.17	$0.53	$1.97

Weighted-average shares outstanding:
Basic	46.5	49.2	47.5	49.7
Diluted	46.5	49.9	47.6	50.1

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	September 30, 2025	September 30, 2024
Assets
Current assets
Cash and cash equivalents	$225.7	$209.1
Trade receivables, less allowance for doubtful accounts	137.8	109.4
Inventories	484.7	477.3
Other current assets	147.3	140.2
Total current assets	995.5	936.0
Property, plant and equipment, net	369.3	349.1
Goodwill	1,291.1	1,338.6
Other intangible assets, net	921.3	948.5
Other assets	179.1	158.7
Total assets	$3,756.3	$3,730.9

Liabilities and Shareholders' Equity
Current liabilities
Notes payable	$29.5	$24.5
Accounts payable	219.7	219.3
Other current liabilities	316.3	319.8
Total current liabilities	565.5	563.6
Long-term debt	1,383.3	1,275.0
Deferred income tax liabilities	118.8	133.2
Other liabilities	135.6	175.0
Total liabilities	2,203.2	2,146.8
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,578.8	1,586.0
Retained earnings	1,086.7	1,090.1
Common shares in treasury at cost	(1,003.3)	(937.9)
Accumulated other comprehensive loss	(109.8)	(154.8)
Total shareholders' equity	1,553.1	1,584.1
Total liabilities and shareholders' equity	$3,756.3	$3,730.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Twelve Months Ended September 30,
	2025	2024
Cash Flow from Operating Activities
Net earnings	$25.4	$98.6
Adjustments to reconcile net earnings to net cash flow from operations:
Depreciation and amortization	88.8	88.0
Impairment charges	51.1	—
Share-based compensation expense	24.5	26.5
Deferred income taxes	(21.7)	(9.6)
Deferred compensation payments	(3.1)	(2.1)
Loss on sale of assets	1.9	0.7
Other, net	(22.7)	(18.7)
Changes in current assets and liabilities used in operations	(25.8)	47.6
Net cash provided by operating activities	118.4	231.0

Cash Flow from Investing Activities
Capital expenditures	(77.0)	(56.5)
Collection of deferred purchase price from accounts receivable sold	5.6	0.7
Other, net	(1.5)	(6.6)
Net cash used for investing activities	(72.9)	(62.4)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	931.0	813.0
Cash payments for debt with original maturities greater than 90 days	(825.0)	(901.0)
Net proceeds from debt with original maturities of 90 days or less	5.5	4.2
Repurchase of shares	(90.2)	(58.5)
Dividends paid to common shareholders	(29.3)	(30.7)
Employee shares withheld for taxes	(7.5)	(7.3)
Net financing (outflow) inflow from the Accounts Receivable Facility	(14.1)	5.2
Other, net	(0.4)	(4.3)
Net cash used for financing activities	(30.0)	(179.4)

Effect of exchange rate changes on cash	1.1	3.5

Net increase (decrease) in cash and cash equivalents	16.6	(7.3)
Cash and cash equivalents, beginning of period	209.1	216.4
Cash and cash equivalents, end of period	$225.7	$209.1

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments,” and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, items which are considered by the Company to be unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
Segment net sales and profitability are presented below:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024
Net Sales
Wet Shave	$321.9	$318.2	$1,218.9	$1,229.3
Sun and Skin Care	148.0	132.7	743.1	740.8
Feminine Care	67.3	66.7	261.5	283.6
Total net sales	$537.2	$517.6	$2,223.5	$2,253.7

Segment Profit
Wet Shave	$53.0	$62.2	$190.3	$203.9
Sun and Skin Care	5.0	14.0	98.4	131.3
Feminine Care	4.8	6.2	15.6	28.8
Total segment profit	62.8	82.4	304.3	364.0
General corporate and other expenses	(14.8)	(18.6)	(54.1)	(65.7)
Amortization of intangibles	(7.8)	(7.8)	(31.1)	(31.1)
Interest and other expense, net	(17.6)	(15.0)	(76.2)	(75.3)
Restructuring and related costs	(18.9)	(22.8)	(53.1)	(36.0)
Acquisition and integration costs	—	(4.0)	(0.5)	(6.1)
Sun Care reformulation costs	(1.3)	(2.2)	(3.5)	(4.4)
Wet Ones manufacturing plant fire	—	(4.2)	—	(12.2)
Legal matters	—	—	—	(3.9)
Gain (loss) on investment	—	—	0.9	(3.1)
Commercial realignment	0.1	—	(2.9)	—
Vendor bankruptcy	(0.5)	—	(2.1)	—
Impairment charges	(51.1)	—	(51.1)	—
Other project and related costs	(4.1)	(2.4)	(7.0)	(5.3)
Total (loss) earnings before income taxes	$(53.2)	$5.4	$23.6	$120.9
Refer to Note 2 - GAAP to Non-GAAP Reconciliations below for the income statement location of non-GAAP adjustments to earnings before income taxes.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Three months ended September 30, 2025
	Gross Profit	SG&A	Operating (Loss) Income	EBIT (loss) (1)	Income taxes	Net (Loss) Earnings	Diluted EPS
GAAP — Reported	$208.6	$112.0	$(36.3)	$(53.2)	$(22.6)	$(30.6)	$(0.66)
Restructuring and related costs	2.3	(1.1)	18.9	18.9	4.6	14.3	0.31
Sun Care reformulation costs	—	—	1.3	1.3	0.3	1.0	0.02
Commercial realignment	(0.1)	—	(0.1)	(0.1)	—	(0.1)	—
Vendor bankruptcy	0.5	—	0.5	0.5	0.1	0.4	0.01
Impairment charges	—	—	51.1	51.1	4.4	46.7	1.00
Other project and related costs	—	(4.9)	4.9	4.1	1.1	3.0	0.06
Germany re-rate	—	—	—	—	2.8	(2.8)	(0.06)
Total Adjusted Non-GAAP	$211.3	$106.0	$40.3	$22.6	$(9.3)	$31.9	$0.68

				Adjusted Non-GAAP Constant Currency			0.87

GAAP as a percent of net sales	38.8%	20.8%	(6.8)%		GAAP effective tax rate		42.4%
Adjusted as a percent of net sales	39.3%	19.7%	7.5%		Adjusted effective tax rate		(40.7)%
Adjusted Constant Currency as a percent of net sales	40.5%		8.6%
(1) EBIT is defined as Earnings before Income taxes.

Twelve months ended September 30, 2025
	Gross Profit	SG&A		Operating Income	EBIT (1)	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$924.9	$425.0		$96.6	$23.6	$(1.8)	$25.4	$0.53
Restructuring and related costs	3.5	(1.7)		53.1	53.1	13.1	40.0	0.84
Acquisition and integration costs	—	(0.5)		0.5	0.5	0.1	0.4	0.01
Sun Care reformulation costs	—	—		3.5	3.5	0.8	2.7	0.06
Gain on Investment	—	—		—	(0.9)	—	(0.9)	(0.02)
Commercial realignment	2.9	—		2.9	2.9	0.9	2.0	0.04
Vendor bankruptcy	2.1	—		2.1	2.1	0.5	1.6	0.03
Impairment charges	—	—		51.1	51.1	4.4	46.7	0.98
Other project and related costs	—	(9.3)		9.3	7.0	1.7	5.3	0.11
Germany re-rate	—	—		—	—	2.8	(2.8)	(0.06)
Total Adjusted Non-GAAP	$933.4	$413.5		$219.1	$142.9	$22.5	$120.4	$2.52

					Adjusted Non-GAAP Constant Currency			3.00

GAAP as a percent of net sales	41.6%	19.1%		4.3%		GAAP effective tax rate		(7.3)%
Adjusted as a percent of net sales	42.0%	18.6%		9.9%		Adjusted effective tax rate		15.8%
Adjusted Constant Currency as a percent of net sales	42.9%		—	10.9%
(1) EBIT is defined as Earnings before Income taxes.

Three months ended September 30, 2024
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$212.8	$109.2	$20.4	$5.4	$(3.4)	$8.8	$0.17
Restructuring and related costs	—	—	22.8	22.8	5.5	17.3	0.35
Acquisition and integration costs	3.3	(0.7)	4.0	4.0	1.0	3.0	0.06
Sun Care reformulation costs	—	—	2.2	2.2	0.6	1.6	0.03
Wet Ones manufacturing plant fire	4.2	—	4.2	4.2	1.0	3.2	0.07
Other project and related costs	—	(2.4)	2.4	2.4	0.5	1.9	0.04
Total Adjusted Non-GAAP	$220.3	$106.1	$56.0	$41.0	$5.2	$35.8	$0.72

GAAP as a percent of net sales	41.1%	21.1%	3.9%		GAAP effective tax rate		(62.9)%
Adjusted as a percent of net sales	42.6%	20.5%	10.8%		Adjusted effective tax rate		12.8%
(1) EBIT is defined as Earnings before Income taxes.

Twelve months ended September 30, 2024
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$955.7	$430.1	$199.3	$120.9	$22.3	$98.6	$1.97
Restructuring and related costs	—	(0.1)	36.0	36.0	8.8	27.2	0.54
Acquisition and integration costs	3.3	(2.8)	6.1	6.1	1.5	4.6	0.09
Sun Care reformulation costs	—	—	4.4	4.4	1.1	3.3	0.07
Wet Ones manufacturing plant fire	12.2	—	12.2	12.2	3.0	9.2	0.18
Legal matters	—	(3.9)	3.9	3.9	1.0	2.9	0.06
Loss on Investment	—	—	—	3.1	—	3.1	0.06
Other project and related costs	—	(5.3)	5.3	5.3	1.2	4.1	0.08
Total Adjusted Non-GAAP	$971.2	$418.0	$267.2	$191.9	$38.9	$153.0	$3.05

GAAP as a percent of net sales	42.4%	19.1%	8.8%		GAAP effective tax rate		18.5%
Adjusted as a percent of net sales	43.1%	18.5%	11.9%		Adjusted effective tax rate		20.3%

(1) EBIT is defined as Earnings before Income taxes.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via three segments. The following tables present changes in net sales and segment profit for the three and twelve months ended September 30, 2025, as compared to the corresponding period in the prior year quarter.

	Quarter Ended September 30, 2025
Net Sales	Wet Shave		Sun and Skin Care		Fem Care		Total
Net Sales - beginning of period	$318.2		$132.7		$66.7		$517.6
Organic	(2.4)	(0.8)%	14.7	11.1%	0.6	0.9%	12.9	2.5%
Impact of currency	6.1	2.0%	0.6	0.4%	—	—%	6.7	1.3%
Net sales - end of period	$321.9	1.2%	$148.0	11.5%	$67.3	0.9%	$537.2	3.8%

	Twelve Months Ended September 30, 2025
Net Sales	Wet Shave		Sun and Skin Care		Fem Care		Total
Net Sales - beginning of period	$1,229.3		$740.8		$283.6		$2,253.7
Organic	(14.6)	(1.2)%	6.3	0.9%	(21.7)	(7.7)%	(30.0)	(1.3)%
Impact of currency	4.2	0.4%	(4.0)	(0.6)%	(0.4)	(0.1)%	(0.2)	—%
Net sales - end of period	$1,218.9	(0.8)%	$743.1	0.3%	$261.5	(7.8)%	$2,223.5	(1.3)%

	Quarter Ended September 30, 2025
Segment Profit	Wet Shave		Sun and Skin Care		Fem Care		Total
Segment profit - beginning of period	$62.2		$14.0		$6.2		$82.4
Organic	(4.5)	(7.2)%	(8.6)	(61.4)%	(1.2)	(19.4)%	(14.3)	(17.4)%
Impact of currency	(4.7)	(7.6)%	(0.4)	(2.9)%	(0.2)	(3.2)%	(5.3)	(6.4)%
Segment profit - end of period	$53.0	(14.8)%	$5.0	(64.3)%	$4.8	(22.6)%	$62.8	(23.8)%

	Twelve Months Ended September 30, 2025
Segment Profit	Wet Shave		Sun and Skin Care		Fem Care		Total
Segment profit - beginning of period	$203.9		$131.3		$28.8		$364.0
Organic	3.1	1.5%	(28.1)	(21.4)%	(12.5)	(43.4)%	(37.5)	(10.3)%
Impact of currency	(16.7)	(8.2)%	(4.8)	(3.7)%	(0.7)	(2.4)%	(22.2)	(6.1)%
Segment profit - end of period	$190.3	(6.7)%	$98.4	(25.1)%	$15.6	(45.8)%	$304.3	(16.4)%
For all tables, the impact of currency to segment profit includes both the translational and transactional currency changes during the quarter.

Note 4 - Net Debt and EBITDA
The Company reports financial results on a GAAP and adjusted basis. The tables below are used to reconcile Net Debt and Net earnings to EBITDA and Adjusted EBITDA, which are non-GAAP measures, to improve comparability of results between periods.

	September 30, 2025	September 30, 2024
Notes payable	$29.5	$24.5
Long-term debt	1,383.3	1,275.0
Gross debt	1,412.8	1,299.5
Less: Cash and cash equivalents	225.7	209.1
Net debt	$1,187.1	$1,090.4

	Three Months Ended September 30, 2025		Twelve Months Ended September 30, 2025
	2025	2024	2025	2024
Net Earnings	$(30.6)	$8.8	$25.4	$98.6
Income tax provision	(22.6)	(3.4)	(1.8)	22.3
Interest expense, net	14.2	16.5	71.1	73.1
Depreciation and amortization	23.2	21.4	88.8	88.0
EBITDA	(15.8)	43.3	183.5	282.0

Restructuring and related costs *	18.3	22.8	51.3	36.0
Acquisition and integration costs	—	4.0	0.5	6.1
Sun Care reformulation costs	1.3	2.2	3.5	4.4
Wet Ones manufacturing plant fire	—	4.2	—	12.2
Legal matters	—	—	—	3.9
(Gain) loss on investment	—	—	(0.9)	3.1
Commercial realignment	(0.1)	—	2.9	—
Vendor bankruptcy	0.5	—	2.1	—
Impairment charges	51.1	—	51.1	—
Other project and related costs	4.1	2.4	7.0	5.3
Adjusted EBITDA	$59.4	$78.9	$301.0	$353.0
(1) Excludes $0.6 million and $1.8 million of accelerated depreciation, which is included within Depreciation and amortization during the three and twelve months ended September 30, 2025, respectively.

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2026 results. The below outlook reflects management’s approximate expectations and are subject to rounding adjustments. As a result, the sum of individual amounts may not precisely equal the totals presented.

Adjusted EPS Outlook
Fiscal 2026 GAAP EPS	approx.	$1.10 - $1.50

Restructuring and related costs	approx.	1.06
Feminine Care divestiture costs	approx.	0.14
Sun Care reformulation costs	approx.	0.11
Vendor bankruptcy	approx.	0.02
Other costs	approx.	0.10
Income taxes(1)	approx.	(0.38)

Fiscal 2026 Adjusted EPS Outlook (Non-GAAP)	approx.	$2.15 - $2.55
(1)Income tax effect of the adjustments to Fiscal 2026 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2026 GAAP Net Income	approx.	$51 - $70
Income tax provision	approx.	13
Interest expense, net of $2 interest income	approx.	71
Depreciation and amortization	approx.	91
EBITDA	approx.	$225 - $245

Restructuring and related costs (2)	approx.	48
Feminine Care divestiture costs	approx.	6
Sun Care reformulation costs	approx.	5
Vendor bankruptcy	approx.	1
Other costs	approx.	5
Fiscal 2026 Adjusted EBITDA	approx.	$290 - $310
(2)Excludes accelerated depreciation, which is included within Depreciation and amortization.